Exhibit 10.4

Fiscal 2012 Alkermes plc Affiliated Company
Reporting Officer Performance Pay Plan (the “Plan”)

Philosophy

We support a pay-for-performance approach to variable compensation that rewards individual and company performance towards the achievement of our company goals. This Plan is designed to provide upside reward for outstanding company and individual performance, motivate reporting officers to focus on and work together toward achieving company goals; and to provide competitive compensation to our reporting officers within our industry.

Eligibility

The following reporting officers of the company and its affiliates are eligible to participate in the Plan:

•	Chief Executive Officer and Chairman of the Board of Directors
•	President
•	Senior Vice President, Chief Financial Officer and Treasurer
•	Senior Vice President, Corporate Development
•	Senior Vice President, Government Relations and Public Policy, General Counsel, Secretary and Chief Compliance Officer
•	Senior Vice President, Research and Development and Chief Medical Officer
•	Senior Vice President, Chief Operating Officer and Chief Risk Officer
•	Senior Vice President, Operations

Should an employee become a reporting officer of the company during the company’s fiscal year, he or she shall become eligible to participate in the Plan at the discretion of the Compensation Committee of the Board of Directors of Alkermes plc (the “Compensation Committee”). The performance period under the Plan consists of the twelve month period from April 1, 2011 to March 31, 2012; provided that, the performance period for the Senior Vice President, Operations and the President shall be the fifteen month period from January 1, 2011 to March 31, 2012.  To be eligible to participate in this Plan, the executive officer must be actively employed by the company at the time awards are paid by the company. Performance pay awards will be paid prior to two and one half months after the end of the performance period.

Individual Performance Pay Targets

An individual performance pay range and target as a percentage of base salary will be established by the Compensation Committee for each of the reporting officers and shall be based generally on comparable market data.  Performance pay awards are to be pro-rated over the applicable performance period based on the number of days employed by any of the company, Alkermes Inc. or the Elan Drug Technologies division of Elan, plc, as applicable, in the performance period.

Company Objectives -

The Company objectives for fiscal 2012 are:
i) Manage relationships with key business partners,
ii) Successfully launch VIVITROL® into the opioid indication,
iii) Execute on the expanded development of our late stage product portfolio,

iv) Rapidly advance our emerging proprietary pipeline,
v) Efficiently supply clinical and commercial products,
vi) Achieve financial performance against guidance,
vii) Respond to changing business conditions and
viii) Complete the acquisition of Elan Drug Technologies and develop and begin execution of an integration plan.

Individual Performance

Each individual’s performance pay award under the Plan will be determined by the Compensation Committee. Individual performance against the Company objectives affects the determination of each individual’s performance pay award relative to that individual’s target performance pay amount. The CEO of the company shall provide the Compensation Committee with recommendations regarding the performance pay for the President and Senior Vice Presidents. The percentage of base salary represented by each performance pay award granted under the Plan shall fall within the target performance pay range.

Fifteen Month Performance Period

In order to align the performance pay calendar for the President and Senior Vice President, Operations, of the company with the company’s fiscal year performance pay schedule, those eligible employees will have a one-time fifteen month performance pay period and each such reporting officer’s performance pay will be increased to 125% of the amount determined by the Compensation Committee to account for the fifteen month performance period.

The Compensation Committee reserves the right to modify the Plan, Company objectives or overall payouts under the Plan at any time during the course of the fiscal year, including in response to changing business goals, needs and operations.